Exhibit 99.1

For Immediate Release

Bluerock Residential Growth REIT Announces First Quarter 2018 Results

- Total Revenues Grew 49% YoY to $41.9 Million -

- Reaffirms Full Year 2018 AFFO Guidance -

New York, NY (May 8, 2018) – Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) (“the Company”), an owner of highly amenitized multi-family apartment communities, announced today its financial results for the quarter ended March 31, 2018.

First Quarter Highlights

•	Total revenues grew 49% to $41.9 million for the quarter from $28.2 million in the prior year period.

•	Net loss attributable to common stockholders for the first quarter of 2018 was ($0.40) per share, as compared to net loss attributable to common stockholders of ($0.20) per share in the prior year period.

•	Property Net Operating Income (“NOI”) grew 31% to $21.0 million, from $16.0 million in the prior year period.

•	Same store Revenue and NOI increased 5.4% and 3.5% respectively, as compared to the prior year period.

•	Adjusted funds from operations attributable to common shares and units (“AFFO”) grew 21% to $5.6 million, from $4.6 million in the prior year period. AFFO per share is $0.18 for the quarter as compared to $0.18 in first quarter 2017.

•	Consolidated real estate investments, at cost, increased approximately $65 million to $1.5 billion.

•	The Company invested approximately $61 million in a 264-unit highly amenitized community and grew development mezzanine loans by approximately $22 million.

•	Repurchased 530,693 shares of stock during the first quarter at an average price of $7.92 per share, for a total cost of approximately $4.2 million.

•	The Company entered into a $50 million junior credit facility agreement.

“We had an active start to the year as we produced strong results for the first quarter, and delivered AFFO which exceeded our dividend payment,” said Ramin Kamfar, Company Chairman and CEO. “We also closed on the acquisition of a multi-family community for $61 million and strengthened our balance sheet as we established a $50 million junior revolving credit facility. We enter the second quarter with greater financial flexibility and capacity in pursuing our strategy of owning highly amenitized communities in targeted knowledge-economy growth markets.”

Financial Results

Net loss attributable to common stockholders for the first quarter of 2018 was $9.4 million, compared to a net loss of $5.0 million in the prior year period. Net loss attributable to common stockholders included non-cash expenses of $18.2 million or $0.59 per share in the first quarter of 2018 compared to $13.9 million or $0.55 per share for the prior year period.

AFFO for the first quarter of 2018 was $5.6 million, or $0.18 per diluted share, compared to $4.6 million, or $0.18 per diluted share in the prior year period. AFFO was primarily impacted by growth in property NOI of $5.0 million and interest income of $3.7 million arising from significant investment activity. This was primarily offset by a year-over-year rise in interest expense of $3.0 million, general and administrative expenses of $1.9 million, and preferred stock dividends of $2.4 million.

Total Portfolio Performance

$ In thousands, except average rental rates	1Q18	1Q17	Variance
Total Revenues (1)	$41,871	$28,183	48.6%
Property Operating Expenses	$15,658	$10,619	47.5%
NOI	$21,017	$16,041	31.0%
Operating Margin	57.3%	60.2%	(290	) bps
Occupancy Percentage	93.5%	94.3%	(80	) bps
Average Rental Rate	$1,227	$1,254	-2.2%

(1) Including interest income from related parties

For the first quarter of 2018, property revenues increased by 37.6% compared to the same prior year period primarily attributable to the increased size of the portfolio. Total portfolio NOI was $21.0 million, an increase of $5.0 million, or 31.0%, compared to the same period in the prior year.

Property NOI margins were 57.3% of revenue for the quarter, compared to 60.2% of revenue in the prior year quarter. Property NOI margins were impacted by the sales of stabilized assets owned for longer time periods and the recent purchase of replacement properties that have not yet achieved the same level of operational efficiency. Property operating expenses were up primarily due to the increased size of the portfolio.

Same Store Portfolio Performance

$ In thousands, except average rental rates	1Q18	1Q17	Variance
Revenues	$20,781	$19,725	5.4%
Property Operating Expenses	$8,594	$7,946	8.2%
NOI	$12,187	$11,779	3.5%
Operating Margin	58.6%	59.7%	(110	) bps
Occupancy Percentage	93.8%	94.0%	(20	) bps
Average Rental Rate	$1,284	$1,225	4.8%

For the first quarter of 2018, same store NOI was $12.2 million, an increase of $408,000, or 3.5%, compared to the same period in the prior year. Same store property revenues increased by 5.4% compared to the same prior year period, primarily attributable to a 4.8% increase in average rental rates, offset by average occupancy decreasing 20 basis points to 93.8%. Same store expenses were impacted by an approximate $400,000 increase in real estate taxes due to higher valuations by municipalities and lower 2017 tax expense as a result of 2016 real estate tax true-ups recorded in the 2017 period. The Company’s same store portfolio for the quarter ended March 31, 2018 included 16 properties.

First Quarter Acquisition Activity

•	On March 26, 2018, acquired an 88% indirect interest in a 264-unit apartment community located in Castle Rock, Colorado, known as Links at Plum Creek. The total purchase price was approximately $61.1 million, funded in part with a $40.0 million mortgage loan on the Links at Plum Creek.

•	On March 28, 2018, increased its mezzanine loan in the Flagler Village development by $21.0 million.

Balance Sheet

On March 20, 2018, the Company, through its operating partnership, entered into a $50 million credit agreement (the “Junior Credit Facility”) with KeyBank National Association and other lenders. The Junior Credit Facility matures in March 2019, and borrowings bear interest, at the Company’s option, at LIBOR plus 4.00%, or the base rate plus 3.00%.

The Company raised gross proceeds of approximately $18.5 million through the sale of 18,531 shares of Series B preferred stock with associated warrants at $1,000 per unit.

As of March 31, 2018, the Company had $31.5 million of unrestricted cash on its balance sheet, approximately $23.2 million available among its revolving credit facilities, and $1.1 billion of debt outstanding.

Dividend Details

The Board of Directors authorized, and the Company declared, a quarterly dividend for the first quarter of 2018 equal to a quarterly rate of $0.1625 per share on its Class A common stock, payable to the stockholders of record as of March 23, 2018, which was paid in cash on April 5, 2018. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate.

On April 13, 2018, the Board of Directors authorized, and the Company declared, a monthly dividend of $5.00 per share of Series B preferred stock, payable to the stockholders of record as of April 25, 2018, which was paid in cash on May 4, 2018, and as of May 25, 2018, and June 25, 2018, which will be paid in cash on June 5, 2018 and July 5, 2018, respectively.

2018 Guidance

Based on the Company’s current outlook and market conditions, the Company reiterates 2018 AFFO in the range of $0.65 to $0.70 per share. For additional guidance details, please see page 28 of Company’s First Quarter 2018 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com). Subsequent to issuing 2018 guidance in February 2018, the Company revised its presentation of AFFO attributable to common stockholders to reflect AFFO attributable to common shares and units.  The estimated weighted average diluted shares and units outstanding used to calculate AFFO per share now includes noncontrolling interests – operating partnership units.  As the Company’s presentation now also includes the impact of AFFO attributable to operating partnership units, and as shares and units are treated on a one-for-one basis, there is no change to projected AFFO per share for purposes of 2018 AFFO guidance.

Conference Call

All interested parties can listen to the live conference call at 11:00 AM ET on Tuesday, May 8, 2018 by dialing +1 (866) 843-0890 within the U.S., or +1 (412) 317-6597, and requesting the "Bluerock Residential Conference."

For those who are not available to listen to the live call, the conference call will be available for replay on the Company’s website two hours after the call concludes, and will remain available until June 8, 2018 at http://services.choruscall.com/links/brg180508.html, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10119871.

The full text of this Earnings Release and additional Supplemental Information is available in the Investor Relations section on the Company’s website at http://www.bluerockresidential.com.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) is a real estate investment trust that focuses on developing and acquiring a diversified portfolio of institutional-quality highly amenitized live/work/play apartment communities in demographically attractive knowledge economy growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through Core+ improvements to properties and operations. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 13, 2018, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Portfolio Summary

The following is a summary of our operating real estate and mezzanine/preferred investments as of March 31, 2018:

Consolidated Operating Properties	Location	Number of Units	Year Built/ Renovated (1)	Ownership Interest	Average Rent (2)		% Occupied (3)
ARIUM at Palmer Ranch	Sarasota, FL	320	2016	95%	$1,269		97%
ARIUM Glenridge	Atlanta, GA	480	1990	90%	1,122		96%
ARIUM Grandewood	Orlando, FL	306	2005	100%	1,323		97%
ARIUM Gulfshore	Naples, FL	368	2016	95%	1,288		95%
ARIUM Hunter’s Creek	Orlando, FL	532	1999	100%	1,330		97%
ARIUM Metrowest	Orlando, FL	510	2001	100%	1,294		96%
ARIUM Palms	Orlando, FL	252	2008	95%	1,309		97%
ARIUM Pine Lakes	Port St. Lucie, FL	320	2003	85%	1,208		99%
ARIUM Westside	Atlanta, GA	336	2008	90%	1,492		93%
Ashton Reserve	Charlotte, NC	473	2015	100%	1,061		92%
Citrus Tower	Orlando, FL	336	2006	97%	1,234		97%
Enders Place at Baldwin Park	Orlando, FL	220	2003	92%	1,712		96%
James on South First	Austin, TX	250	2016	90%	1,264		94%
Marquis at Crown Ridge	San Antonio, TX	352	2009	90%	926		94%
Marquis at Stone Oak	San Antonio, TX	335	2007	90%	1,407		91%
Marquis at The Cascades	Tyler, TX	582	2009	90%	1,076		91%
Marquis at TPC	San Antonio, TX	139	2008	90%	1,413		96%
Outlook at Greystone	Birmingham, AL	300	2007	100%	929		89%
Park & Kingston	Charlotte, NC	168	2015	100%	1,251		92%
Preston View	Morrisville, NC	382	2000	100%	1,065		96%
Roswell City Walk	Roswell, GA	320	2015	98%	1,486		95%
Sorrel	Frisco, TX	352	2015	95%	1,235		91%
Sovereign	Fort Worth, TX	322	2015	95%	1,321		92%
The Brodie	Austin, TX	324	2001	93%	1,176		96%
The Links at Plum Creek	Castle Rock, CO	264	2000	88%	1,271		94%
The Mills	Greenville, SC	304	2013	100%	973		90%
The Preserve at Henderson Beach	Destin, FL	340	2009	100%	1,320		94%
Villages at Cypress Creek	Houston, TX	384	2001	80%	1,056		95%
Wesley Village	Charlotte, NC	301	2010	100%	1,223		93%
Consolidated Operating Properties Subtotal/Average		9,872			$1,227		94%

Mezzanine/Preferred Investments	Location	Planned Number of Units			Pro Forma Average Rent (4)
Alexan CityCentre	Houston, TX	340			$2,144
Alexan Southside Place	Houston, TX	270			2,012
APOK Townhomes	Boca Raton, FL	90			2,549
Crescent Perimeter	Atlanta, GA	320			1,749
Domain	Garland, TX	299			1,469
Flagler Village	Fort Lauderdale, FL	385			2,352
Helios	Atlanta, GA	282			1,486
Lake Boone Trail	Raleigh, NC	245			1,271
Vickers Village	Roswell, GA	79			3,176
West Morehead	Charlotte, NC	286			1,507
Whetstone	Durham, NC	204			1,233	(2)
Mezzanine and Preferred Investments Subtotal/Average		2,800			$1,813

Portfolio Properties Total/Average		12,672			$1,360

(1) Represents date of last significant renovation or year built if there were no renovations.

(2) Represents the average effective monthly rent per occupied unit for the three months ended March 31, 2018.

(3) Percent occupied is calculated as (i) the number of units occupied as of March 31, 2018, divided by (ii) total number of units, expressed as a percentage.

(4) Alexan CityCentre, Alexan Southside Place, Helios, and Lake Boone Trail are preferred equity investments with an option to convert into partial ownership upon stabilization. APOK Townhomes, Crescent Perimeter, Domain, Flagler Village, Vickers Village, and West Morehead are mezzanine loan investments. Additionally, APOK Townhomes, Domain, and West Morehead have an option to purchase an indirect property interest upon maturity. Whetstone is currently a preferred equity investment providing a stated investment return. Pro forma average rent represents the average pro forma effective monthly rent per occupied unit for all expected occupied units upon stabilization.

Consolidated Statement of Operations

For the Three Months Ended March 31, 2018 and 2017

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended
	March 31,
	2018	2017
Revenues
Net rental income	$32,729	$23,859
Other property revenues	3,946	2,801
Interest income from related parties	5,196	1,523
Total revenues	41,871	28,183
Expenses
Property operating	15,658	10,619
Property management fees	992	732
General and administrative	4,669	1,449
Management fees to related parties	—	2,768
Acquisition and pursuit costs	43	3,182
Management internalization	—	481
Weather-related losses, net	168	—
Depreciation and amortization	15,640	10,944
Total expenses	37,170	30,175
Operating income (loss)	4,701	(1,992)
Other income (expense)
Preferred returns and equity in income of unconsolidated real estate joint ventures	2,461	2,572
Gain on sale of real estate investments	—	16,466
Interest expense, net	(10,117)	(7,118)
Total other (expense) income	(7,656)	11,920

Net (loss) income	(2,955)	9,928
Preferred stock dividends	(8,248)	(5,851)
Preferred stock accretion	(1,112)	(338)
Net (loss) income attributable to noncontrolling interests
Operating partnership units	(2,675)	(56)
Partially owned properties	(215)	8,785
Net (loss) income attributable to noncontrolling interests	(2,890)	8,729
Net loss attributable to common stockholders	$(9,425)	$(4,990)

Net loss per common share – Basic	$(0.40)	$(0.20)

Net loss per common share – Diluted	$(0.40)	$(0.20)

Weighted average basic common shares outstanding	24,143,382	24,989,621

Weighted average diluted common shares outstanding	24,143,382	24,989,621

Consolidated Balance Sheets

First Quarter 2018

(Unaudited and dollars in thousands except for share and per share amounts)

	March 31, 2018	December 31, 2017
ASSETS
Net Real Estate Investments
Land	$172,095	$169,135
Buildings and improvements	1,302,990	1,244,193
Furniture, fixtures and equipment	40,998	38,446
Construction in progress	1,571	985
Total Gross Real Estate Investments	1,517,654	1,452,759
Accumulated depreciation	(67,163)	(55,177)
Total Net Real Estate Investments	1,450,491	1,397,582
Cash and cash equivalents	31,509	35,015
Restricted cash	25,376	29,575
Notes and accrued interest receivable from related parties	162,912	140,903
Due from affiliates	2,243	2,003
Accounts receivable, prepaid and other assets	13,950	9,689
Preferred equity investments and investments in unconsolidated real estate joint ventures	71,309	71,145
In-place lease intangible assets, net	2,038	4,635
Total Assets	$1,759,828	$1,690,547

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
Mortgages payable	$978,473	$939,494
Revolving credit facilities	99,165	67,670
Accounts payable	1,168	1,652
Other accrued liabilities	20,052	22,952
Due to affiliates	700	1,575
Distributions payable	11,483	14,287
Total Liabilities	1,111,041	1,047,630
8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 10,875,000 shares authorized; and 5,721,460 issued and outstanding as of March 31, 2018 and December 31, 2017	138,939	138,801
6.000% Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 725,000 shares authorized; 202,144 and 184,130 issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	178,433	161,742
7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; and 2,323,750 issued and outstanding as of March 31, 2018 and December 31, 2017	56,250	56,196

Equity
Stockholders’ Equity
Preferred stock, $0.01 par value, 230,400,000 shares authorized; none issued and outstanding	—	—
7.125% Series D Cumulative Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,850,602 issued and outstanding at March 31, 2018 and December 31, 2017	68,705	68,705
Common stock - Class A, $0.01 par value, 747,509,582 shares authorized; 23,733,296 and 24,218,359 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	237	242
Common stock - Class C, $0.01 par value, 76,603 shares authorized; 76,603 shares issued and outstanding as of March 31, 2018 and December 31, 2017	1	1
Additional paid-in-capital	315,833	318,170
Distributions in excess of cumulative earnings	(173,632)	(164,286)
Total Stockholders’ Equity	211,144	222,832
Noncontrolling Interests
Operating partnership units	41,428	42,999
Partially owned properties	22,593	20,347
Total Noncontrolling Interests	64,021	63,346
Total Equity	275,165	286,178
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$1,759,828	$1,690,547

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business and performance, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations attributable to common shares and units (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”) definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations attributable to common shares and units (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition and pursuit costs, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee paid to our former Manager only, we further adjusted FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also used AFFO for purposes of determining the quarterly incentive fee paid to our former Manager in prior periods.

Neither FFO nor AFFO is equivalent to net income, including net income attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income, including net income attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired interests in eleven additional operating properties and sold three properties subsequent to March 31, 2017. Therefore, the results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

	Three Months Ended
	March 31,
	2018	2017
Net loss attributable to common shares	$(9,425)	$(4,990)
Add back: Net loss attributable to operating partnership units	(2,675)	(56)
Net loss attributable to common shares and units	(12,100)	(5,046)

Common stockholders and operating partnership units pro-rata share of:
Real estate depreciation and amortization(1)	14,831	9,914
Gain on sale of real estate investments	—	(7,481)
FFO Attributable to Common Shares and Units	2,731	(2,613)
Common stockholders and operating partnership units pro-rata share of:
Amortization of non-cash interest expense	461	478
Acquisition and pursuit costs	43	3,040
Management internalization	—	481
Non-real estate depreciation and amortization	64	—
Weather-related losses, net	165	—
Non-cash preferred returns and equity in income of unconsolidated real estate joint ventures	(231)	—
Normally recurring capital expenditures	(517)	(294)
Preferred stock accretion	1,112	338
Non-cash equity compensation	1,780	3,201
AFFO Attributable to Common Shares and Units	$5,608	$4,631

Weighted average common shares and units outstanding - diluted	30,995,775	25,273,480

PER SHARE INFORMATION:
FFO Attributable to Common Shares and Units - diluted	$0.09	$(0.10)
AFFO Attributable to Common Shares and Units - diluted	$0.18	$0.18

(1)    The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests – partially owned properties, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre")

NAREIT defines earnings before interest, taxes, depreciation and amortization for real estate ("EBITDAre") (September 2017 White Paper) as net income, computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, and impairment write-downs of depreciated operating properties.

We consider EBITDAre to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unobscured by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items.

Adjusted EBITDAre represents EBITDAre further adjusted for non-comparable items and it is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as income tax payments, debt service requirements, capital expenditures and other fixed charges.

EBITDAre and Adjusted EBITDAre are not recognized measurements under GAAP. Because not all companies use identical calculations, our presentation of EBITDAre and Adjusted EBITDAre may not be comparable to similarly titled measures of other companies.

Below is a reconciliation of net loss attributable to common stockholders to EBITDAre (unaudited and dollars in thousands).

	Three Months Ended
	March 31,
	2018	2017
Net loss attributable to common stockholders	$(9,425)	$(4,990)
Net (loss) income attributable to noncontrolling interests	(2,890)	8,729
Preferred stock dividends	8,248	5,851
Preferred stock accretion	1,112	338
Interest expense, net	10,117	7,118
Depreciation and amortization	15,576	10,944
Gain on sale of real estate investments	-	(16,466)
EBITDAre	$22,738	$11,524
Acquisition and pursuit costs	43	3,182
Management internalization	-	481
Non-real estate depreciation and amortization	64	-
Weather-related losses, net	168	-
Non-cash equity compensation	1,780	3,201
Non-cash preferred returns and equity in income of unconsolidated real estate joint ventures	(231)	-
Adjusted EBITDAre	$24,562	$18,388

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

Certain amounts in prior periods, related to tenant reimbursements for utility expenses amounting to $1.4 million for the three months ended March 31, 2017, have been reclassified to other property revenues from property operating expenses, to conform to the current period.  In addition, property management fees have been reclassified from property operating expenses.

The following table reflects net loss attributable to common stockholders together with a reconciliation to NOI and to same store and non-same store contributions to consolidated NOI, as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended (1)
	March 31,
	2018	2017
Net loss attributable to common shares	$(9,425)	$(4,990)
Add back: Net loss attributable to operating partnership units	(2,675)	(56)
Net loss attributable to common shares and units	(12,100)	(5,046)
Add Common stockholders and operating partnership units pro-rata share of:
Depreciation and amortization	14,831	9,914
Non-real estate depreciation and amortization	64	-
Amortization of non-cash interest expense	461	478
Property management fees	939	649
Management fees	-	2,768
Acquisition and pursuit costs	43	3,040
Corporate operating expenses	4,669	1,449
Management internalization	-	481
Weather-related losses, net	165	-
Preferred dividends	8,248	5,851
Preferred stock accretion	1,112	338
Less Common stockholders and operating partnership units pro-rata share of:
Preferred returns and equity in income of unconsolidated real estate joint ventures	2,461	2,572
Interest income from related parties	5,196	1,523
Gain on sale of real estate investments	-	7,481
Pro-rata share of properties' income	10,775	8,346
Add:
Noncontrolling interest pro-rata share of partially owned property income	607	1,086
Total property income	11,382	9,432
Add:
Interest expense	9,635	6,609
Net operating income	21,017	16,041
Less:
Non-same store net operating income	8,830	4,262
Same store net operating income	$12,187	$11,779

(1) Same Store sales for the three months ended March 31, 2018 related to the following properties: Enders Place at Baldwin Park, ARIUM Grandewood, Park & Kingston, ARIUM Palms, Ashton Reserve, Sovereign, Sorrel, ARIUM at Palmer Ranch, ARIUM Gulfshore, The Preserve at Henderson Beach, ARIUM Westside, ARIUM Pine Lakes, James on South First, ARIUM Glenridge, Roswell City Walk, and The Brodie.

Contact

Investors:

(888) 558.1031
investor.relations@bluerockre.com

Media:

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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